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                                                                       EXHIBIT 1


                             [JOSEPHINE CHAUS LOGO]


Contact:    Bart Heminover                      Molly Morse
            Chief Financial Officer             Kekst and Company
            (201) 863-4646                      (212) 521-4800



                                                           FOR IMMEDIATE RELEASE

         BERNARD CHAUS, INC. EXPANDS INTO YOUNG CONTEMPORARY SPORTSWEAR
                       THROUGH CYNTHIA STEFFE ACQUISITION

  ACQUISITION PROVIDES CHAUS WITH EXPOSURE TO HIGHLY ATTRACTIVE CONSUMER GROUP

NEW YORK, NY, JANUARY 2, 2004 - Bernard Chaus, Inc. (OTC Bulletin Board:
CHBD.OB) today announced that it has acquired from LF Brands (formerly known as The Leslie Fay Company) certain assets of its Cynthia Steffe division, which designs, sources and markets women's young contemporary sportswear. Terms of the transaction were not disclosed.

Founded in 1989, the Cynthia Steffe business produces high quality young contemporary and designer sportswear, which is sold in upscale department and specialty stores including Saks Fifth Avenue and Neiman Marcus. Cynthia Steffe, Designer and Chairperson, and her husband Richard Roberts, President, of the Cynthia Steffe division of LF Brands, have agreed to join the Company's newly formed Cynthia Steffe division and will continue in their former roles. The Company will maintain the Cynthia Steffe showroom at 550 Seventh Avenue in New York City.

Josephine Chaus, Chairwoman and Chief Executive Officer, said, "We are delighted to welcome the distinguished Cynthia Steffe brand and the highly talented team behind it to our Company. The acquisition of this contemporary sportswear business, which has developed a devoted following among fashion-oriented, young women, provides Chaus with exposure to a new and highly attractive customer base and consumer group and an additional source of sales and earnings that we believe will allow us to drive long-term growth."

Ms. Steffe said, "I have long admired Chaus, which has earned a very strong reputation in the apparel industry, and its respected and experienced management team. I am excited by the opportunities that lie ahead for Cynthia Steffe as part of Chaus to further build our business and expand our product line."

Nick DiPaolo, Vice Chairman and Chief Operating Officer of Chaus, added, "We look forward to working with Rick and Cynthia to enhance the Cynthia Steffe brand and to take best advantage





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of our shared capabilities. We believe we are well positioned for a bright and profitable future together."

Bernard Chaus, Inc., designs, sources and markets an extensive range of women's career and casual sportswear, principally under the Josephine Chaus Collection, Josephine Chaus Studio, and Josephine Chaus Sport trademarks. The Company's products are sold nationwide through department store chains, specialty retailers and other outlets. Further information can be found at www.BernardChaus.com.

This press release contains forward-looking statements that are based upon current expectations and involve a number of uncertainties, including retail market conditions, consumer acceptance of the Cynthia Steffe brand products, and the ability to maintain and grow the Cynthia Steffe brand and to achieve anticipated profit margins on the Cynthia Steffe products. Further information on potential factors which could affect the Company's financial results are included in the Company's Form 10-K for the year ended June 30, 2003.



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